Exhibit 99.2

bluebird bio Reports New Beta-thalassemia Major and Severe Sickle Cell Disease Data from HGB-205 and HGB-206 Studies of LentiGlobin® at ASH Annual Meeting

Two patients with beta-thalassemia major with β0/βE genotype remain transfusion-independent for 23.4 and 20.1 months, respectively

Patient with severe sickle cell disease (SCD) in HGB-205 study remains free of transfusions and complications from SCD for nine months and is producing 49 percent anti-sickling hemoglobin

Early safety data presented from patients with severe SCD treated in HGB-206 study

Company to webcast investor event, Sunday, December 6 at 8:30 p.m. ET

ORLANDO, Fla., December 6, 2015 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced the presentation of new data from the ongoing HGB-205 and HGB-206 clinical studies evaluating its LentiGlobin BB305 product candidate in patients with beta-thalassemia major and severe sickle cell disease (SCD), at the 57th American Society of Hematology Annual Meeting.

The data from the HGB-205 study were highlighted today in an oral presentation by Marina Cavazzana, M.D., Ph.D., lead investigator of the HGB-205 study and professor of hematology at Paris Descartes University, head of the department of Biotherapy Hospital, the clinical research INSERM center of Biotherapy at Necker Enfants Malades, (Assistance Publique-Hôpitaux de Paris) and the Lymphohematopoiesis Laboratory, Institute of Genetic Diseases, Imagine, Paris, France. Data from the HGB-206 study were presented today during a poster session by John F. Tisdale, M.D., senior investigator, molecular and clinical hematology branch at the National Institutes of Health.

“The data from the HGB-205 and HGB-206 studies further demonstrate the potential for gene therapy to make a meaningful and enduring difference in the lives of patients with beta-thalassemia major or severe SCD,” said David Davidson, M.D., chief medical officer, bluebird bio. “We are especially encouraged by the data from the HGB-205 study, which is demonstrating stable clinical benefit in patients with beta-thalassemia major and includes data from the first patient with severe SCD ever treated with gene therapy, now with a year of follow up. The data from the HGB-206 study are still very early, and we look forward to gaining greater clarity on the therapeutic profile of LentiGlobin in severe SCD as we treat more patients and obtain longer follow up in the coming year.”

Abstract #202: Outcomes of Gene Therapy for Severe Sickle Disease and Beta-Thalassemia Major Via Transplantation of Autologous Hematopoietic Stem Cells Transduced Ex Vivo with a Lentiviral βA-T87Q -Globin Vector (HGB-205 study)

HGB-205 is an ongoing, open-label, single-center Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin BB305 drug product in the treatment of patients with beta-thalassemia major and severe SCD. As of November 10, 2015, four subjects with beta-thalassemia major and one subject with severe SCD have undergone infusion with LentiGlobin BB305 product candidate in this study. Results as of November 10, 2015, include:

•

Subject 1201 with the β0/βE genotype of beta-thalassemia major has 23.4 months of transfusion independence with total hemoglobin of 10.8 g/dL, of which 7.9 g/dL was HbAT87Q. Subject 1202 with the β0/βE genotype of beta-thalassemia major has 20.1 months of transfusion independence with total hemoglobin of 13.1 g/dL, of which 10.3 g/dL was HbAT87Q.

•

An additional two patients with beta-thalassemia major, Subjects 1203 and 1206, have been infused, though it is too early to draw any meaningful efficacy conclusions. At their most recent follow ups, three months and one month, respectively, these patients were producing measurable levels of HbAT87Q, which are steadily increasing in Subject 1203.

•

At the 12-month post-drug infusion follow up for Subject 1204 with severe SCD, the proportion of anti-sickling hemoglobin (HbAT87Q + HbF) accounted for 49 percent of all hemoglobin production (47 percent HbAT87Q + 2 percent HbF) – well above the 30 percent threshold expected to potentially achieve a disease-modifying clinical effect. Prior to infusion, Subject 1204 required chronic blood transfusions; he was successfully weaned off of transfusions and has remained transfusion independent for more than nine months. Since infusion, this patient has had no hospitalizations or acute SCD-related events.

•	No LentiGlobin-related adverse events have been observed; all of the adverse events observed are consistent with myeloablative conditioning.
•	All five treated subjects successfully engrafted and insertional site analyses (ISAs) demonstrate highly polyclonal reconstitution without clonal dominance.

“These data are evidence of the durable responses we have seen in patients with beta-thalassemia major or severe SCD who have received a one-time treatment with LentiGlobin,” said Professor Cavazzana. “We are now seeing the benefit of gene therapy with LentiGlobin beyond one year in two patients with beta-thalassemia major. Clinical benefit continues to be realized in the patient with severe SCD after 12 months of follow up. We are encouraged by these results and the potential benefit treatment with LentiGlobin can have on patients living with these debilitating diseases.”

Abstract #3233: Initial Results from Study HGB-206: A Phase 1 Study Evaluating Gene Therapy by Transplantation of Autologous CD34+ Stem Cells Transduced Ex Vivo with the LentiGlobin BB305 Lentiviral Vector in Subjects with Severe Sickle Cell Disease (HGB-206 study)

HGB-206 is an ongoing, open-label Phase 1 study designed to evaluate the safety and efficacy of LentiGlobin BB305 product candidate in the treatment of subjects with severe SCD. Results, as of November 17, 2015, include:

•

Drug product has been manufactured for four patients with severe SCD, and three patients have been infused with LentiGlobin BB305. Subjects 1301 and 1303 have three and 5.3 months of follow up post-infusion, respectively.

•	Drug product vector copy number (VCN) was 0.5/0.6 in Subject 1301, 1.3 in Subject 1303 and 0.6 in Subject 1306.
o	VCN in peripheral blood leukocytes at three months follow up was 0.04 in Subject 1301 and 0.11 in Subject 1303.
•	Early data on Subjects 1301 and 1303 with at least three months of follow up show a gradual increase in HbAT87Q levels post-infusion.
o	At the three-month post-infusion follow up for Subject 1301, the proportion of anti-sickling hemoglobin accounted for 17 percent of all hemoglobin production (4 percent HbAT87Q + 13 percent HbF).
o	At the six-month post-infusion follow up for Subject 1303, the proportion of anti-sickling hemoglobin accounted for 16 percent of all hemoglobin production (12 percent HbAT87Q + 4 percent HbF).
o	Longer follow up data and additional subjects are required to determine the extent of HbAT87Q production and clinical benefit of LentiGlobin BB305 in severe SCD.
•	The safety profile in the infused patients is consistent with autologous transplantation and no drug product-related grade >3 adverse events have been reported.

Investor Webcast Information

bluebird bio will host an investor event that will be webcast live at 8:30 p.m. ET today, December 6, 2015, to discuss the ASH data and provide a brief overview of the science and clinical development plans surrounding the gene therapy, genome editing and immunotherapy programs. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. The webcast will be available for replay for 30 days on the company website. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 71438159.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of beta-thalassemia major and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene and focused on hematologic malignancies. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Paris, France.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy and safety of the Company’s LentiGlobin BB305 product candidate in subjects with beta thalassemia major and severe sickle cell disease, including statements concerning the production of HbAT87Q and the reduced or eliminated need for transfusion support for the study subjects with beta thalassemia major,  statements concerning the Company’s future plans with respect to LentiGlobin and its other product candidates. It should be noted that the data announced for LentiGlobin are preliminary in nature and the HGB-205 and HGB-206 studies of LentiGlobin are not completed. There is limited data concerning long-term safety and efficacy following treatment with LentiGlobin. These data may not continue for these subjects or be repeated or observed in ongoing or future studies involving our LentiGlobin product candidate, including the HGB-205 Study, the Northstar Study or the HGB-206 study in severe sickle cell disease. It is possible that subjects for whom transfusion support has been reduced or eliminated may receive transfusion support in the future. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical trials, the risk that previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio Contacts:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

or

Pure Communications, Inc.

Dan Budwick, 973-271-6085

Imagine Institute for Genetic Diseases (HGB-205 Study Only) Contacts:

Béatrice Parinello-Froment – beatriceparrinello@bpfconseil.com –+33 (0)6 63 72 16 06

Pauline Rodrigue-Moriconi – pauline.rodrigue@institutimagine.org +33 (0)6 77 23 71 19